Exhibit 10.3

GUARANTY

GUARANTY, dated as of March 1, 2010 (as amended, modified or supplemented from time to time, this “Guaranty”), made by DHT Holdings, Inc., a company incorporated in the Marshall Islands (the “Guarantor”), in favor of the charterers listed on Schedule I hereto (each, a “Charterer”).

RECITALS

WHEREAS, the Charterer and the vessel owning subsidiaries of the Guarantor (the “Owners”) named on Schedule I, have entered into Time Charter Parties (as amended from time to time, each a “Charter”) pursuant to which each of the Charterers has agreed to time charter the vessel owned by one of the Owners, as specified on Schedule I (the “Vessels”);

WHEREAS, the Owners are subsidiaries of Guarantor; and

WHEREAS, in order to induce each Charterer to continue to perform its obligations pursuant to its Charter with the applicable Owners, Guarantor desires to execute this Agreement to guarantee the Owners’ payment and performance obligations under the Charters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.  Guaranty.  The Guarantor, as primary obligor and not merely as surety, hereby irrevocably, unconditionally and absolutely hereby severally guarantees to each Charterer the due and punctual payment of all obligations and liabilities owing by the applicable Owner under its Charter with such Charterer and the due performance and compliance by such Owner with all terms, conditions and agreements contained therein (all such obligations and liabilities being herein collectively called the “Guaranteed Obligations”).  In case of failure of an Owner punctually to pay any of the amounts necessary to satisfy the Guaranteed Obligations, the Guarantor shall cause such amounts to be paid punctually when and as the same shall become due and payable as if such payment were made by such Owner.  The Guarantor also shall pay any and all expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by each Charterer in enforcing its rights under this Guaranty provided that such Charterer is successful in enforcing its rights hereunder.

Section 2.  Unconditional Obligations.  The obligation of the Guarantor to guarantee the Guaranteed Obligations set forth in Section 1 above shall be absolute and unconditional irrespective of (i) any lack of enforceability against the Owners of the Guaranteed Obligations, (ii) any change of the time, manner or place of payment, or any other term, of the Guaranteed Obligations, (iii) the failure, omission, delay or lack on the part of a Charterer to assert any claim or demand or to enforce any right or remedy against the Guarantor or any Owner, (iv) any reduction, limitation, impairment or termination of the Guaranteed Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, (v) any invalidity, illegality or unenforceability in whole or in part of any Charter and (vi) any law, regulation or order of any jurisdiction affecting any term of the Guaranteed Obligations or a Charterer’s rights with respect thereto.  The Guarantor hereby waives promptness, diligence, protest, demand of payment and notices with respect to the Guaranteed Obligations and any requirement that a Charterer exhaust any right or take any action against an Owner.  Notwithstanding anything in this Guaranty to the contrary, the Guarantor shall be entitled to the benefit of any right to or claim of any defense, setoff, counterclaim, recoupment or termination to which an Owner is entitled other than those referred to in clause (v) of this Section 2.

Section 3.  Nature of Guaranteed Obligations.  (a)  The Guarantor hereby agrees that this Guaranty is a guaranty of payment and performance and not of collection only.

(b)  Any and all payments by the Guarantor under the Guaranteed Obligations shall be made free and clear of, and without deduction or withholding for or on account of, any and all taxes, monetary transfer fees or other amounts except to the extent such deduction or withholding of any tax is required by applicable law.  If the Guarantor shall be required by applicable law to deduct or withhold any tax or other amount from or in respect of any sum payable hereunder to or for the benefit of a Charterer, to the extent the amount to be received from the Guarantor after such withholding is less than the amount that would have been received from the applicable Owner, the Guarantor shall pay to the Charterer such additional amount as shall be necessary to enable the Charterer to receive, after such withholding (including any withholding with respect to such additional amount), the amount it would have received if such withholding had not been required.

Section 4.  Insolvency.  This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, in whole or in part of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by a Charterer upon the bankruptcy, insolvency, reorganization, arrangements, adjustment, composition, dissolution, liquidation, or the like, of any Owner or the Guarantor, or as a result of the appointment of a custodian, receiver, trustee, or other officer with similar powers with respect to any Owner or the Guarantor or any substantial part of either person’s respective property, or otherwise, all as though such payment had not been made notwithstanding any termination of this Guaranty or the applicable Charter.

Section 5.  Representations and Warranties of the Guarantor.  The Guarantor hereby represents and warrants to the Charterer that this Guaranty has been duly executed and delivered by the Guarantor and constitutes a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

Section 6.  Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies.  This Guaranty may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party on exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 7.  Governing Law.  This Guaranty shall be construed, performed and enforced in accordance with the same laws and in the same manner as is set forth in the applicable Charter.

Section 8.  Notices.  All notices, requests, demands and other communications under this Guaranty must be delivered in the same manner as set forth in the applicable Charter.

Section 9.  Counterparts.  This Guaranty may be executed by the parties hereto in counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 10.  Assignment; Binding Effect.  This Guaranty shall be binding upon the Guarantor and its successors, permitted assigns and legal representatives and shall inure to the benefit of each Charterer and its successors, permitted assigns and legal representatives.  This Guaranty and any rights of either party hereunder, may not be assigned, directly or indirectly, without the prior written consent of the other party (which consent may be withheld at the sole discretion of such other party), provided that each Charterer may assign its rights hereunder as security to its lenders.  Any assignment in violation of this Section 10 shall be void and shall have no force and effect, it being understood for the avoidance of doubt that in the event that a party (the “Merging Party”) shall consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to, another entity, such transaction shall constitute an assignment, unless the Merging Party remains the surviving person or, directly or indirectly, the transferee of such properties and assets, as the case may be, and the Merging Party expressly affirms all of its obligations under this Guaranty.

Section 11.  No Third-Party Beneficiaries.  Nothing in this Guaranty will confer any rights or benefits upon any person or entity other than the Charterers and a successor or permitted assignee of any Charterer.

Section 12.  Negotiated Agreement.  This Guaranty has been negotiated by the parties and the fact that the initial and final draft will have been prepared by either party or an intermediary will not give rise to any presumption for or against any party to this Guaranty or be used in any respect or forum in the construction or interpretation of this Guaranty or any of its provisions.

Section 13.  Severability.  If any provision of this Guaranty is held to be void or unenforceable, in whole or in part, (i) such holding shall not affect the validity and enforceability of the remainder of this Guaranty, including any other provision, paragraph or subparagraph and (ii) the parties agree to attempt in good faith to reform such void or unenforceable provision to the extent necessary to render such provision enforceable and to carry out its original intent.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed on its behalf by its officer thereunto duly authorized on the date first above written.

DHT HOLDINGS, INC.

		By:	/s/ Ole Jacob Diesen
Name Ole Jacob Diesen
Title Chief Executive Officer

Accepted and Agreed to this 1st day of March, 2010 On behalf of each of the Charterers listed on Schedule 1 hereto,

By:	/s/ James I. Edelson
Name: James I. Edelson
Vice President and Secretary to each
of the Charterers Listed on Schedule I hereto

          SCHEDULE I

	Owners:	Charterer:	Vessel
1.	Ann Tanker Corporation	DHT Ann VLCC Corp.	Overseas Ann
2.	Chris Tanker Corporation	DHT Chris VLCC Corp.	Overseas Chris
3.	Regal Unity Tanker Corporation	DHT Regal Unity VLCC Corp.	Regal Unity
4.	Cathy Tanker Corporation	DHT Cathy Aframax Corp.	Overseas Cathy
5.	Sophie Tanker Corporation	DHT Sophie Aframax Corp.	Overseas Sophie
6.	Rebecca Tanker Corporation	DHT Rebecca Aframax Corp.	Rebecca
7.	Ania Aframax Corporation	DHT Ania Aframax Corp.	Ania